                                  EXHIBIT 99.1

                       ELECTRONIC PAYMENT SERVICES, INC.
                             1995 STOCK OPTION PLAN
                (amended and restated effective October 1, 1996)


         The purpose of the Electronic Payment Services, Inc. Stock Option Plan (the "Plan") is to provide designated key employees (including employees who are also officers or directors) of Electronic Payment Services, Inc. and its subsidiaries and affiliates (hereinafter collectively referred to as the "Company") with the opportunity to receive grants of incentive stock options and nonqualified stock options ("Options"). The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company's shareholders, and will align the economic interests of the participants with those of the shareholders. The Plan, as contained herein, is amended and restated to be effective as of October 1, 1996.

1.       ADMINISTRATION

         (a) The Plan shall be administered and interpreted by the Executive & Compensation Committee or such other committee (the "Committee") consisting of two or more directors as is appointed by the Board of Directors (the "Board"). If no committee is appointed, all references in the Plan to the "Committee" shall be deemed to refer to the Board.

         (b) The Committee shall have the sole authority to (i) determine the employees to whom Options shall be granted under the Plan, (ii) determine the type, size and terms of the Options to be granted to each such employee, (iii) determine the time when the Options will be granted and the duration of any applicable exercise period, including the criteria for exercisability and the acceleration of exercisability, (iv) select the Valuation Expert, as defined below and (v) deal with any other matters arising under the Plan.

         (c) The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any Options granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

2.       OPTIONS

         Options granted under the Plan may be incentive stock options ("Incentive Stock Options") or nonqualified stock options ("Nonqualified Stock Options") as described in Section 5. All Options shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with the Plan as the Committee deems appropriate and as are specified in writing by the Committee to the Grantee, as defined below, in a written instrument (the "Grant Instrument") or an amendment to the Grant Instrument. The Committee shall approve the form and provisions of each Grant Instrument.

3.       SHARES SUBJECT TO THE PLAN

         (a) Subject to the adjustment specified below, the aggregate number of shares of common stock of the Company, par value $.01 ("Company Stock") that may be issued under the Plan is 500,000 shares. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company for purposes of the Plan. If and to the extent Options granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, the shares subject to such Options shall again be available for purposes of the Plan.

         (b) If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation in which the Company is the surviving corporation, (iii) by reason of a reclassification or change in par value, or
(iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company's receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company's payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for Options, the number of shares covered by outstanding Options, the kind of shares issued under the Plan, and the price per share of such Options shall be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Options; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Notwithstanding the foregoing, no adjustment shall be authorized or made pursuant to this Section to the extent that such authority or adjustment would cause the Plan or any Incentive Stock Option to fail to comply with section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Any adjustments determined by the Committee shall be final, binding and conclusive.

4.       ELIGIBILITY FOR PARTICIPATION

         (a) All employees of the Company and its subsidiaries ("Employees"), including Employees who are officers or members of the Board, shall be eligible to participate in the Plan.

         (b) The Committee shall select the Employees to receive Options ("Grantees") and shall determine the number of shares of Company Stock subject to a particular grant in such manner as the Committee determines.

5.       GRANTING OF OPTIONS

         (a) NUMBER OF SHARES. The Committee shall determine the number of shares of Company Stock that will be subject to each grant of Options.

         (b) TYPE OF OPTION AND PRICE.

                  (i) The Committee may grant Incentive Stock Options that are intended to qualify as "incentive stock options" within the meaning of section 422 of the Code, or Nonqualified Stock Options that are not intended so to qualify, or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein.

                  (ii) The purchase price (the "Exercise Price") of Company Stock subject to an Option shall be determined by the Committee and may be equal to, greater than, or less than the Fair Market Value, as defined below, of a share of such Stock on the date the Option is granted; provided, however, that
(x) the Exercise Price of an Incentive Stock Option shall be equal to, or greater than, the Fair Market Value of a share of Company Stock on the date the Incentive Stock Option is granted and (y) an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, unless the Exercise Price per share is not less than 110% of the Fair Market Value of Company Stock on the date of grant.

                  (iii) If Company Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (x) if the principal trading market for the Company Stock is a national securities exchange or the Nasdaq National Market, the last reported sale price thereof on the relevant date or, if there were no trades on that date, the latest preceding date upon which a sale was reported, or (y) if the Company Stock is not principally traded on such exchange or market, the mean between the last reported "bid" and "asked" prices of Company Stock on the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines. If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or "bid" or "asked" quotations as set forth above, the Fair Market Value per share shall be as determined by an independent firm, i.e., a firm not otherwise engaged in consulting work for the Company, unless determined otherwise by the Committee, with expertise in the valuation of business entities and the securities thereof, selected by the Committee (the "Valuation Expert"). Such determination of Fair Market Value by the Valuation Expert shall be made at least annually, as determined by the Committee, after taking into account such factors as it deems appropriate and shall be submitted to the Committee. Thereafter, the Fair Market Value so determined by the Valuation Expert shall conclusively be the Fair Market Value for all purposes of the Plan until the next such determination. If the Company Stock is not publicly traded, no valuation information shall be provided to a Grantee by the Committee unless the Grantee executes (and does not revoke) a confidentiality agreement prescribed by the Committee for this purpose.

         (c) OPTION TERM. The Committee shall determine the term of each Option. The term of any Option shall not exceed 10 years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, may not have a term that exceeds five years from the date of grant.

         (d) EXERCISABILITY OF OPTIONS. Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument or an amendment to the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

         (e)  TERMINATION OF EMPLOYMENT, DISABILITY OR DEATH.

                  (i) Except as provided below, an Option may only be exercised while the Grantee is employed by the Company as an Employee. In the event that a Grantee ceases to be an Employee for any reason other than being disabled, as defined below, retirement (with the approval of the Company), death, or "termination for cause," any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days of the date on which the Grantee ceases to be employed by the Company (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Unless otherwise specified by the Committee, any of the Grantee's Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by the Company shall terminate as of such date.

                  (ii) In the event the Grantee ceases to be employed on account of a "termination for cause," as determined by the Company, any Option held by the Grantee shall terminate as of the date the Grantee ceases to be employed by the Company.

                  (iii) In the event the Grantee ceases to be employed by the Company because the Grantee is "disabled," under the terms of the Company's long term disability plan, or retires with the approval of the Company, all of the Grantee's Options shall be immediately exercisable on the date on which the Grantee ceases to be employed by the Company and shall remain exercisable for 12 months (except as otherwise specified by the Committee), but in any event no later than the date of expiration of the Option term.

                  (iv) In the event the Grantee dies while employed by the Company or within 30 days after the date on which the Grantee ceases to be an Employee on account of a termination of employment specified in Section 5(e)(i) or (iii) above (or within such other period of time as may be specified by the Committee), all of the Grantee's Options shall be immediately exercisable on the date of death and shall remain exercisable by the Grantee's personal representative for 12 months (except as otherwise specified by the Committee), but in any event no later than the date of expiration of the Option term.

         (f) EXERCISE OF OPTIONS. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company with payment of the Exercise Price. The Grantee shall pay the Exercise Price for an Option (i) in cash, (ii) by delivering shares of Company Stock owned by the Grantee (including Company Stock acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market Value on the date of exercise equal to the Exercise Price, (iii) by such other method as the Committee may approve, including delivery of a promissory note payable by the Grantee to the Company, but only in connection with the provisions of a loan program established by the Company for Grantees, or by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or

(iv) through any combination of (i), (ii) and (iii). Shares of Company Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any withholding tax due (pursuant to Section 6) at the time of exercise. Shares of Company Stock shall not be issued upon exercise of an Option until the Exercise Price is fully paid and any required withholding is made.

         (g) LIMITS ON INCENTIVE STOCK OPTIONS. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary (within the meaning of section 424(f) of the Code). If and to the extent that an Option designated as an Incentive Stock Option fails so to qualify under the Code, the Option shall remain outstanding according to its terms as a Nonqualified Stock Option.

         (h) COMPANY'S RIGHT TO REPURCHASE SHARES. In the event that a Grantee wishes to sell any shares of Company Stock obtained through the exercise of an Option, the Company shall have the right to purchase such shares (which right may be assigned to the shareholders of the Company on a pro-rata basis among the purchasing shareholders, if any) at a price equal to the Fair Market Value of the shares, as determined under Section 5(b)(iii); provided, however, that in the event the Valuation Expert has then already started the process of making a new determination of Fair Market Value, payment shall be delayed until 20 business days after such determination has been completed; and provided, further, that the Company shall be under no obligation to purchase such shares. The Grantee shall give the Company written notice at least 20 business days in advance of the proposed sale date in accordance with the notice procedures of the Grant Instrument. Payment for such shares may be made, at the discretion of the Committee, in annual installments not to exceed five (at least a 20% initial payment), with interest added to the unpaid balance at the lowest rate that will preclude the imputation of interest under section 7872 of the Code. In the event that the Company (or its shareholders) does not purchase such shares or does not respond to such notice, the Grantee shall be permitted to sell such shares to any third party during the 90-day period commencing at the end of the notice period; thereafter, if no such sale takes place, the shares shall again be subject to the provisions of this subsection.

6.       WITHHOLDING OF TAXES

         (a) REQUIRED WITHHOLDING. All Options under the Plan shall be granted subject to any applicable Federal (including FICA), state and local tax withholding requirements. The Company shall have the right to deduct from wages paid to the Grantee any Federal, state or local taxes required by law to be withheld with respect to Options, or the Company may require the Grantee or other person receiving such shares to pay to the Company the amount of any such taxes that the Company is required to withhold.

         (b) ELECTION TO WITHHOLD SHARES. If the Committee so permits, a Grantee may elect to satisfy the Company's income tax withholding obligation with respect to an Option by having shares withheld up to an amount that does not exceed the Grantee's maximum marginal tax rate for Federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee and shall be subject to the prior approval of the Committee.

7.       TRANSFERABILITY OF OPTIONS

         (a) Except as provided below, only the Grantee or his or her authorized representative may exercise rights under an Option. A Grantee may not transfer those rights except by will or by the laws of descent and distribution or, with respect to Nonqualified Options, if permitted in any specific case by the Committee, pursuant to a qualified domestic relations order (as defined under the Code or Title I of ERISA or the regulations thereunder). When a Grantee dies, the representative or other person entitled to succeed to the rights of the Grantee ("Successor Grantee") may exercise such rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Option(s) under the Grantee's will or under the applicable laws of descent and distribution.

         (b) Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to family members or other persons or entities according to such terms as the Committee may determine, provided that the Option, and any Common Stock purchased thereunder, shall continue to be subject to all the rules of the Plan.

8.       CHANGE OF CONTROL OF THE COMPANY

         As used herein, a "Change of Control" shall be deemed to have occurred if:

         (a) Any "person" (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the voting power of the then outstanding securities of the Company;

         (b) The shareholders of the Company approve (or, if shareholder approval is not required, the Board approves) an agreement providing for (i) the merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation,
(ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company;

         (c) If the Company Stock becomes publicly traded as a result of a public offering under the Securities Act of 1933, as amended, or any person has commenced a tender offer or exchange offer for 30% or more of the voting power of the then outstanding shares of the Company; or

         (d) After this Plan is approved by the shareholders of the Company, directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

9.       CONSEQUENCES OF A CHANGE OF CONTROL

         (a) Upon a Change of Control, unless the Committee determines otherwise, (i) the Company shall provide each Grantee with outstanding Options written notice of such Change of Control and (ii) all outstanding Options shall automatically accelerate and become fully exercisable for one year thereafter or the balance of the term of the Option, if less.

         (b) In addition, upon a Change of Control described in Section 8(b)(i) where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options that are not exercised shall be assumed by, or replaced with comparable options by, the surviving corporation. Any replacement options shall entitle the Grantee to receive the same amount and type of securities as the Grantee would have received as a result of the Change of Control had the Grantee exercised the Options immediately prior to the Change of Control.

         (c) Notwithstanding the foregoing, subject to subsection (d) below, in the event of a Change of Control, the Committee may require that Grantees surrender their outstanding Options in exchange for a payment by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee's outstanding Options exceeds the Exercise Price of the Options.

         (d) Notwithstanding the foregoing, the Committee making the determinations under this Section 9 following a Change of Control must be comprised of the same members as those on the Committee immediately before the Change of Control. If the Committee members do not meet this requirement, the automatic provisions of Subsections (a) and (b) shall apply, and the Committee shall not have discretion to vary them.

         (e) Notwithstanding anything in the Plan to the contrary, in the event of a Change of Control, the Committee shall not have the right to take any actions described in the Plan (including without limitation actions described in Subsection (c) above) that would make the Change of Control ineligible for pooling of interest accounting treatment or that would make the Change of Control ineligible for desired tax treatment if, in the absence of such right, the Change of Control would qualify for such treatment and the Company intends to use such treatment with respect to the Change of Control.

10.      AMENDMENT AND TERMINATION OF THE PLAN

         (a) AMENDMENT. The Board may amend or terminate the Plan at any time; provided, however, that if the Company Stock becomes publicly traded, as described in Section 8(c), the

Board shall not amend the Plan without shareholder approval if such approval is required by section 162(m) of the Code, and if section 162(m) is applicable to the Plan.

         (b) TERMINATION OF PLAN. The Plan shall terminate on the day immediately preceding the tenth anniversary of its effective date unless terminated earlier by the Board or unless extended by the Board with the approval of the shareholders.

         (c) TERMINATION AND AMENDMENT OF OUTSTANDING OPTIONS. A termination or amendment of the Plan that occurs after an Option is granted shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 17(b). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Option. Whether or not the Plan has terminated, an outstanding Option may be terminated or modified under Sections 9 and 17(b) or may be amended by agreement of the Company and the Grantee but any such amendment shall be consistent with the Plan.

         (d) GOVERNING DOCUMENT. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

11.      FUNDING OF THE PLAN

         This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Options under this Plan. In no event shall interest be paid or accrued on any Options.

12.      RIGHTS OF GRANTEES

         Nothing in this Plan shall entitle any Employee or other person to any claim or right to be granted an Option under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights.

13.      NO FRACTIONAL SHARES

         No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Option. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

14.      REQUIREMENTS FOR ISSUANCE OF SHARES

         No Company Stock shall be issued or transferred in connection with any Option hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Option granted to any Grantee hereunder on such Grantee's undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and interpretations, including any requirement that a legend or legends be placed thereon.

15.      HEADINGS

         Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

16.      EFFECTIVE DATE OF THE PLAN.

         This Plan was effective as of January 1, 1995. The amendment and restatement of the Plan is effective as of October 1, 1996.

17.      MISCELLANEOUS

         (a) OPTIONS IN CONNECTION WITH CORPORATE TRANSACTIONS AND OTHERWISE. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to grant Options under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including options granted to employees thereof who become Employees of the Company, or for other proper corporate purpose, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may grant Options to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or restricted stock grant made by such corporation. The Committee shall prescribe the provisions of the substitute Options.

         (b) COMPLIANCE WITH LAW. The Plan, the grant and exercise of Options, and the obligations of the Company to issue or transfer shares of Company Stock under Options shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this Section.

         (c) OWNERSHIP OF STOCK. A Grantee or Successor Grantee shall have no rights as a shareholder with respect to any shares of Company Stock covered by an Option until the shares are issued or transferred to the Grantee or Successor Grantee on the stock transfer records of the Company.

         (d) GOVERNING LAW. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall exclusively be governed by and determined in accordance with the law of the State of Delaware.